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                                                                    Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of the Norcross Safety Products L.L.C. omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

                                              STATE OF INCORPORATION OR           NAMES UNDER WHICH THE
       NAME OF SUBSIDIARY                           ORGANIZATION                 SUBSIDIARY DOES BUSINESS
---------------------------------------  ----------------------------------   -------------------------------
Morning Pride Manufacturing LLC          Delaware, USA                        Morning Pride
North Safety Products, Inc.              Delaware, USA                        North Safety
North Safety Products, Ltd.              Canada                               North Safety
North Safety Products B.V.               Netherlands                          North Safety
North Safety Products Holding GmbH       Germany                              North Safety
Kachele-Cama Latex GmbH                  Germany                              Kachele-Cama Latex